Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 72
dated June 26, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – July 24, 2006

Partial Protected PLUS due October 20, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Value of the PHLX Oil Service Sector SM Index
Partial Protected Performance Leveraged Upside SecuritiesSM
(“Partial Protected PLUSSM”)

Offering Price	:	$10 per Partial Protected PLUS
Leverage Factor	:	300%
Maximum Payment at Maturity	:	$11.95 per Partial Protected PLUS
Minimum Payment at Maturity	:	$1.50 per Partial Protected PLUS
Aggregate Principal Amount	:	$5,500,000
Initial Index Value	:	191.83
Downside Protection Value	:	163.06
Pricing Date	:	July 24, 2006
Original Issue Date (Settlement Date)	:	July 31, 2006
Index Valuation Date	:	October 18, 2007
Listing	:	None
CUSIP	:	61747S306
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$0.15 per Partial Protected PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The “PHLX Oil Service SectorSM” and “OSX SM” are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by Morgan Stanley. “Partial Protected Performance Leveraged Upside Securities” and “Partial Protected PLUS” are our service marks. The Partial Protected PLUS based on the OSX Index are not sponsored, endorsed, sold or promoted by PHLX and PHLX makes no representation regarding the advisability of investing in the Partial Protected PLUS.

Preliminary Pricing Supplement No. 72 dated June 26, 2006
Series F Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006